EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FIRST QUARTER OF FISCAL 2010

BOISE, Idaho, December 22, 2009 – Micron Technology, Inc., (NYSE: MU) today announced results of operations for its first quarter of fiscal 2010, which ended December 3, 2009. For the first quarter of fiscal 2010, the company had net income attributable to Micron shareholders of $204 million, or $0.23 per diluted share, on net sales of $1.74 billion. These results compare to a loss of $100 million, or $0.12 per diluted share, on net sales of $1.3 billion for the fourth quarter of fiscal 2009 and a loss of $718 million, or $0.93 per diluted share, on net sales of $1.4 billion for the first quarter of fiscal 2009. Amounts and presentations for periods prior to fiscal 2010 have been recast for the effects of the adoption of new accounting standards for convertible debt and noncontrolling interests.

“We realize there are still challenges in the global economy, but our team members deserve a lot of credit for generating positive operating cash flow throughout the downturn,” said Steve Appleton, Micron Chairman and CEO. “Our technology, cost competitiveness and strong balance sheet will provide a great foundation for taking advantage of improving market conditions.”

Revenue from sales of DRAM products increased 50 percent in the first quarter compared to the fourth quarter due to a 25 percent increase in sales volume and a 21 percent increase in average selling prices. Revenue from sales of NAND Flash products increased 21 percent in the first quarter compared to the fourth quarter due to a 16 percent increase in sales volume and a five percent increase in average selling prices. The company’s gross margin on sales of memory products improved from 12 percent in the fourth quarter of fiscal 2009 to 27 percent in the first quarter of fiscal 2010 due primarily to the increases in average selling prices.

The company generated $326 million in cash flows from operations in the first quarter of fiscal 2010 and ended the quarter with cash and investments of approximately $1.6 billion.

The company will host a conference call today at 2:30 p.m. MST to discuss its financial results. The call, audio and slides will be available online at www.micron.com. A webcast replay will be available on the company’s web site until Dec. 22, 2010. A taped audio replay of the conference call will also be available at (706) 645-9291 (conference number: 45034396) beginning at 5:30 p.m. MST today and continuing until 5:30 p.m. MST on Dec. 29, 2009.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAM, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. To learn more about Micron Technology, Inc., visit www.micron.com.

This press release contains forward-looking statements regarding future market conditions. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents the Company files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically the Company’s most recent Form 10-K. These documents contain and identify important factors that could cause the actual results for the Company on a consolidated basis to differ materially from those contained in our forward-looking statements (see Risk Factors). Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this report to conform to actual results.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	1st Qtr.	4th Qtr.	1st Qtr.
	Dec. 3,	Sep. 3,	Dec. 4,
	2009	2009	2008

Net sales	$1,740	$1,302	$1,402
Cost of goods sold (1)	1,297	1,133	1,851
Gross margin	443	169	(449)
Selling, general and administrative	97	82	102
Research and development	137	139	178
Restructure (2)	(1)	12	(66)
Other operating (income) expense (3)	9	(15)	9
Operating income (loss)	201	(49)	(672)
Interest income (expense), net	(45)	(43)	(31)
Other non-operating income (expense) (4)	56	(1)	(10)
Income tax (provision) benefit (5)	7	13	(13)
Equity in net losses of equity method investees	(17)	(34)	(5)
Net loss attributable to noncontrolling interests	2	14	13
Net income (loss) attributable to Micron	$204	$(100)	$(718)

Earnings (loss) per share:
Basic	$0.24	$(0.12)	$(0.93)
Diluted	0.23	(0.12)	(0.93)

Number of shares used in per share calculations:
Basic	846.3	844.3	773.3
Diluted	1,000.7	844.3	773.3

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Dec. 3,	Sep. 3,
	2009	2009

Cash and short-term investments	$1,565	$1,485
Receivables	1,091	798
Inventories (1)	1,037	987
Total current assets	3,769	3,344
Property, plant and equipment	6,876	7,089
Total assets	11,726	11,459

Accounts payable and accrued expenses	1,059	1,037
Current portion of long-term debt	618	424
Total current liabilities	2,242	1,892
Long-term debt (6)	2,143	2,379

Total Micron shareholders’ equity	5,195	4,953
Noncontrolling interests in subsidiaries (7)	1,896	1,986
Total equity	7,091	6,939

	Three Months Ended
	Dec. 3,	Dec. 4,
	2009	2008

Net cash provided by operating activities	$326	$359
Net cash used for investing activities	(25)	(489)
Net cash used for financing activities	(221)	(88)

Depreciation and amortization	491	605
Expenditures for property, plant and equipment	(62)	(270)
Payments on equipment purchase contracts	(49)	(64)
Net distributions to noncontrolling interests	(88)	(150)

Noncash equipment acquisitions on contracts payable and capital leases	176	153

The company’s first quarter of fiscal 2010 and 2009 contained 13 weeks and 14 weeks, respectively.

(1)
The company’s results of operations for first quarter of fiscal 2009 includes a charge of $369 million to write down the carrying value of work in process and finished goods inventories of memory products (both DRAM and NAND Flash) to their estimated market values.

(2)
In the second quarter of fiscal 2009, in response to a sustained severe downturn in the semiconductor memory industry and global economic conditions, the company announced that it would phase out all remaining 200mm wafer manufacturing operations at its Boise, Idaho, facility. In the first quarter of fiscal 2009, the company announced a restructuring of its memory operations. As part of the restructure announced in the first quarter, IM Flash Technologies (“IMFT”), a joint venture between the company and Intel Corporation, terminated its agreement with the company to supply NAND Flash memory from the company’s Boise facility, reducing IMFT’s NAND Flash production by approximately 35,000 200mm wafers per month. Resulting from these actions, the company recorded credits of $1 million and $66 million in the first quarter of fiscal 2010 and 2009, respectively, and a charge of $12 million in the fourth quarter of fiscal 2009.

(3)
Other operating expense in the first quarter of fiscal 2010 includes losses of $21 million from changes in currency exchange rates. Other operating income in the fourth quarter of fiscal 2009 includes a credit of $12 million to adjust the estimated loss of $53 million on the sale of a majority interest in the company’s Aptina imaging solutions business recorded in the third quarter of fiscal 2009 to the final loss of $41 million. Other operating expense in the first quarter of fiscal 2009 includes losses of $14 million on disposals of semiconductor equipment.

(4)
Other non-operating income in the first quarter of fiscal 2010 includes a gain of $56 million recognized in connection with the August 2009 issuance of common shares in a public offering by the company’s equity method investment – Inotera Memories, Inc. (“Inotera”) – at a price equal to $16.02 New Taiwan dollars per common share (approximately $0.49 U.S. dollars per share at the time of issuance). As a result of the issuance, the company’s interest in Inotera decreased from 35.5% to 29.8%.

(5)
Income taxes primarily reflect taxes on the company’s non-U.S. operations and U.S. alternative minimum tax. The company has a valuation allowance for its net deferred tax asset associated with its U.S. operations. Taxes attributable to U.S. operations in fiscal 2010 and 2009 were substantially offset by changes in the valuation allowance.

(6)
In the first quarter of fiscal 2010, the company adopted the FASB’s new accounting standard for convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement. The new standard was applicable for the company’s $1.3 billion 1.875% convertible senior notes issued in May, 2007 and requires the liability and equity components of such instrument be accounted for separately in a manner such that interest cost will be recognized at a nonconvertible debt borrowing rate in periods subsequent to the issuance of the instrument. Amounts prior to fiscal 2010 have been recast for this adoption. In connection therewith, as of the issuance date of the $1.3 billion convertible debt, there was a decrease in the carrying value of the debt of $402 million, an increase in the carrying value of additional capital of $394 million and a decrease in the carrying value of deferred debt issuance costs (included other noncurrent assets) of $8 million. In addition, through fiscal 2009, there was a decrease in retained earnings of $94 million and accretion of the carrying value of long-term debt of $107 million as a result of the new standard.

(7)
In the first quarter of fiscal 2010, the company adopted the FASB’s new accounting standard for noncontrolling interests. The new standard requires noncontrolling interests be reported as a separate component of equity and that net income or loss attributable to the parent and noncontrolling interests be separately identified in the statement of operations. Amounts prior to fiscal 2010 have been recast for this adoption.